

<ARTICLE>                     5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>0000832095
<NAME>KRUPP INSURED MORTGAGE LIMITED PARTNERSHIP

<PERIOD-TYPE>                                    9-MOS
<FISCAL-YEAR-END>                          Sep-30-1998
<PERIOD-END>                               Sep-30-1998
<CASH>                                       4,240,120
<SECURITIES>                               128,887,715<F1>
<RECEIVABLES>                                  868,671
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                             2,149,700<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             136,146,206
<CURRENT-LIABILITIES>                           23,533
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                   135,198,604
<OTHER-SE>                                     924,069
<TOTAL-LIABILITY-AND-EQUITY>               136,122,673
<SALES>                                              0
<TOTAL-REVENUES>                             8,461,033<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             1,914,376
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              6,546,657
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          6,546,657
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 6,546,657
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes Participating Insured Mortgages ("PIMs") of $108,624,717 and
Mortgage-Backed Securities ("MBS") of $20,262,998.
<F2>Includes prepaid acquisition fees and expenses of $9,058,129 net of accumulated amortization of $7,451,420 and prepaid participation servicing fees of $2,995,350 net of accumulated amortization of $2,452,359.
<F3>Represents total equity of General Partners and Limited Partners.  General
Partners deficit of ($3,14,818) and Limited Partners equity of $138,513,422.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $1,038,460 of amortization of prepaid fees and expenses.
<F7>Net income allocated $196,400 to the General Partners and $6,350,257 to the
Limited Partners. Average net income per Limited Partner interest is $.42 on 14,956,896 Limited Partner interests outstanding.



